Exhibit 99.2
Final Transcript
CORPORATE PARTICIPANTS
Larry Kurtz
McKesson Corporation — VP, IR

John Hammergren
McKesson Corporation — Chairman & CEO

Jeff Campbell
McKesson Corporation — CFO & EVP
CONFERENCE CALL PARTICIPANTS
Chris McFadden
Analyst

Lisa Gill
JPMorgan — Analyst

Steve Halper
Analyst

Larry Marsh
Lehman — Analyst

George Hill
Leerink Swann — Analyst

Sandy Draper
Analyst

Robert Willoughby
Bank of America — Analyst

Dean Osaski
Credit Suisse — Analyst
PRESENTATION

Operator
Good morning and welcome to McKesson Corporation conference call. (OPERATOR INSTRUCTIONS). Today’s conference is being recorded. If you have any objections, you may disconnect at this time. I would now like to introduce Mr. Larry Kurtz, Vice President Investor Relations. Please go ahead, sir.

Larry Kurtz - McKesson Corporation — VP, IR
Thank you. Hello again, everyone. Welcome to a special McKesson conference call to discuss our announcement today about our proposed acquisition of Per-Se Technologies. With me today are John Hammergren, McKesson’s Chairman and CEO, and Jeff Campbell, CFO. John will have some brief comments, and then we will open the call for your questions.
During the course of this call, we will make forward-looking comments. Please see our press release for a discussion of the risk factors associated with them.
Thanks and here is John.

John Hammergren - McKesson Corporation — Chairman & CEO

Final Transcript
Thanks, Larry, and thanks, everyone, for joining us on our call today. This morning McKesson announced our agreement to acquire Per-Se Technologies. This acquisition is consistent with our disciplined portfolio approach to capital deployment, using the strength of our balance sheet to create shareholder value through a variety of strategies.
Over the past several years, we have made a series of acquisitions that enhanced our product or service offerings and deepened our market penetration. The acquisitions strengthened our relationships with customers, provided synergies and accelerated revenue growth and really impacted the total portfolio that we bring to our customers. We have a terrific track record of doing acquisitions that are financially sound, that extend and round out our strategy with realistic synergies we can capture to create value for our customers and shareholders. The Per-Se acquisition is expected to have a similar benefit for us.
For those of you unfamiliar with Per-Se, the company has more than $600 million in annual revenues and operating income through three quarters reported today of more than $65 million. Their administrative and financial solutions provided to hospitals, physicians and retail pharmacies align very nicely with several of our businesses, expanding our customer base and scale in key growth areas.
Before I review how Per-Se enhances our growth potential, let me review the financial aspects of the proposed transaction. Under the terms of the agreement, McKesson is acquiring all of the outstanding shares of Per-Se for $28 per share in cash. In total, including Per-Se’s outstanding debt of about $500 million, the transaction is valued at approximately $1.8 billion. The value and synergy in this transaction begins almost immediately, and by year three, we expect to realize pretax synergies of at least $50 to $75 million. We get to the low-end of that range primarily through cost synergies. We get to the higher end and beyond through enhanced revenue growth that we expect to realize following the integration of the Per-Se products and services into our offerings.
First-year synergies are expected to be offset by investments in the future growth of the businesses being acquired. Excluding special items and including anticipated synergies, the acquisition is expected to be neutral to marginally dilutive to McKesson’s EPS in fiscal 2008 and accretive thereafter. Once we have completed the transaction, we will still have a strong balance sheet. We plan to continue with our portfolio approach to capable deployment. That means continued share repurchase, dividends and additional acquisitions and internal investments.
Looking at the drivers behind today’s announcement, Per-Se fits directly with McKesson’s strategy to continue as a leader solving clinical, financial and business process challenges facing health care today. The inclusion of Per-Se builds scale and strengthens customer relationships in existing McKesson businesses serving hospitals, physicians and pharmacies. In addition, Per-Se adds to McKesson the nation’s largest electronic pharmacy network, connecting approximately 90% of US retail pharmacies to other business partners to help manage key clinical, financial and administrative transactions for pharmacists, payers and consumers. Per-Se’s current customer base includes approximately 100,000 physicians in small practices, 17,000 hospital affiliated physicians, 3,000 hospitals and 50,000 retail pharmacies.
In recent quarterly calls and at our investor day, we highlighted healthcare trends that are driving current and future growth. The trends are very positive for continued solid growth in all businesses that McKesson is in today — in branded and generic pharmaceuticals, payor software, disease management services, medical-surgical supplies outside of hospitals and clinical information solutions across healthcare. An increasingly complex reimbursement environment, a rapidly emerging market for physician office software, and the continued need for products and services to help our retail pharmacy customers compete more effectively and profitably all create opportunities for McKesson to accelerate future growth.
Let me touch briefly on how Per-Se products and services strengthen our position while also providing valuable scale. In hospital information technology, Per-Se enables McKesson to further strengthen our leading position with expanded connectivity, services and tools to improve cash flow and business office productivity. Per-Se also enhances McKesson’s resource management solutions with a large customer base and software to facilitate staff scheduling.
In physician offices, where we continue to aggressively expand our capabilities, Per-Se is a leader in providing practice management software to the small office physician market. Per-Se also provides business management outsourcing services to hospital affiliated and academic physician group practices. As a result, McKesson is uniquely positioned to support physician offices of all sizes with a comprehensive solution that includes an electronic health record, practice management software, payor connectivity and physician/patient communications. In addition, McKesson provides medical-surgical supplies and specialty pharmaceuticals services to this large market segment.
In retail pharmacy, Per-Se adds retail claims management to our capabilities and bolsters our offering in pharmacy management software. Per-Se offers pharmacy management systems that streamline and connect pharmacy operations and also operates the nation’s largest electronic pharmacy network. Overall the acquisition of Per-Se provides McKesson with a platform to further strengthen the relationships amongst pharmacists, manufacturers, physicians, hospitals, payors and patients.

Final Transcript
You may recall that in January of this year Per-Se acquired a portion of NDC Health, including NDC’s market-leading retail pharmacy transaction business. With our acquisition of Per-Se, the scale of McKesson’s transaction processing services and associated offerings for physicians and hospitals will more than double to approximately 560 million transactions annually, representing an estimated $300 billion in billed charges.
So in summary, great alignment between McKesson’s existing portfolio of industry-leading revenue cycle services, physician information systems and retail pharmacy products and services, and the products and services we are acquiring with Per-Se. These are businesses that we are in. We understand them very well and should be able to create additional value through well executed integrations. It’s a transaction that is consistent with previous acquisitions and our portfolio approach to capital deployment. We expect that by year three it will deliver at least $50 million to $75 million in annual synergies. We expect to complete the acquisition in the quarter ending March 2007 subject obviously to regulatory review.
Before we take your questions, let me conclude by reminding you about the great momentum we continue to have in our business. McKesson is exceptionally well positioned in attractive markets, and we are executing very well. We have great relationships with our customers based on the value that we provide. Acquisitions such as Per-Se will continue to expand our customer base and strengthen our product offering and relationships and drive further shareholder value creation.
Thank you very much, and now we will open it up for your questions. Operator?
QUESTION AND ANSWER

Operator
Chris McFadden.

Chris McFadden Analyst
John, congratulations on adding these capabilities to the business. Two areas I would like to drill down on. One, you talk both in your prepared comments and in the release on some of the invest in immediate opportunities for growth. Could you expand on some of the areas that you will be first addressing for investment as you complete the acquisition?
And then secondly, on your drug wholesaling business, you have certainly emphasized over the last six to nine months that one of the ways you continue to sort of expand your value proposition with independents is to try to enhance contract compliance in terms of what it is they are buying, particularly within the generics portfolio. Would you expect that some of the network capabilities for pharmacy transaction management per se is something that over time might aid you in your overall compliance management programming around independent pharmacies?

John Hammergren - McKesson Corporation — Chairman & CEO
You know, clearly there are lots of opportunities for us in this acquisition. What is great about it, frankly, is this really multiple tuck-in acquisitions being done at once. And so the areas of investment really are across many of the categories here. We have talked in the past about our continued investment in physician offices.
In the past McKesson in our provider technology business has primarily had a footprint in the large physician groups, many of which are affiliated with hospitals. These are practices that might have 50 to 100 patients or excuse me, 100 doctors. What is great about network is the network has probably in excess of 100 to 120,000 physicians that are primarily in small practices. These are the one to three doc kind of practices, and we are focused on making sure that our systems are now capable of expanding the entire breadth of customer classes. And really health is another example of things that we can bring to both sets of physician customers that will help provide that type of connection.
In the transaction space, we have a large transaction processing business that was resident inside of our MPT business. Per-Se has both a hospital transaction business and a physician transaction business, as well as through the acquisition of NDC the pharmacy transaction business. We think that there is significant opportunity for us to continue to build out and invest in our capability and transaction processing for healthcare, and really this end-to-end ability now to handle transactions for all constituents in healthcare is a significant opportunity as we go forward.

Final Transcript
And to the point that you brought up, it’s one thing to process a transaction. It is another thing to have basically intelligence switches that add value to the constituents in healthcare, not the least of which is the pharmacy customer where these switches and transaction processes allow us to actually begin to improve their profitability by allowing them to make better and more informed decisions around the products that they dispense, around the financial transaction with the consumer and certainly around their relationship with us and others in the supply chain.
So we do think that there is a significant opportunity for us to continue to build out these capabilities, and clearly Per-Se has had a track record of doing this on behalf of pharmacists, in particular as I mentioned through the NDC acquisition.

Chris McFadden Analyst
And then, John, one quick follow-up if I might. Can you remind us how many live sites are up on EnterpriseRx right now? And how do you see EnterpriseRx interacting obviously with your existing footprint of automation and robotics technology for use in the pharmacy environment?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, we have been following the development of Enterprise for some time. As we mentioned on the last call, McKesson is I think the only remaining wholesaler that has had a pharmacy systems business out of Lavonia, Michigan. It is called McKesson Pharmacy Solutions, MPS. We have been in that business, and it has primarily been an independent pharmacy systems product. So we’re very effective at delivering that tool to our independent pharmacy customers.
When we started to move up into the small chains and frankly the very large retail chain customers, our product was not of sufficient scale and functionality to deliver the value on a sort of networked basis for multiple or significant multiple store kinds of customers.
The EnterpriseRx product from Per-Se is uniquely designed really to fulfill that category of product and service requirements and has I think a burgeoning footprint of certainly sold customers and increasingly installed customers that gave us a great set of confidence — I should say delivered confidence in their great set of capabilities at making this successful.
So I think they are yet to be installed in mass in many sites, but we certainly saw tremendous evidence of the places that we did diligence, and when we looked at the software itself, that this product has great future potential. As the leading software manufacturer basically in healthcare, our ability to understand how these systems work and how they scale I think is far superior to many other players in the industry. So we bring a skillset around software that few healthcare companies possess.
And to your last point, I think the ability for us to deliver tremendous value in a unique way to retail pharmacy, both in terms of our pharmaceutical distribution business, which is delivering world-class performance in terms of fill rates and pricing accuracy, but beyond that the ability for us understand the workflow of the pharmacy and automate that workflow using both software, as well as automation technologies from Parata and others, allows us to I think really meet a unique need here.

Chris McFadden Analyst
Thank you for the detail.

Operator
Lisa Gill.

Lisa Gill - JPMorgan — Analyst
JPMorgan. I was wondering if maybe you could just talk a little bit about the cross-selling opportunities? Are you talking about only within your information technology division, or do you think that by having a better offering for the physician practice that you can also expand on the distribution side as well?

Final Transcript
And then just secondly, as we look at the synergies, I think you said the lower end, which would be the $50 million, would be more on the cost side. Can you just talk a little bit about some of the cost opportunities where you think you could take out some of the costs around this acquisition?

John Hammergren - McKesson Corporation — Chairman & CEO
Cross-selling really exists across all of McKesson, and we have really focused heavily over last several years, you have heard us talk about our one McKesson approach to the marketplace. The cross-selling has existed in pharmaceutical distribution between our automation and software and pharma distribution sales reps, and now we will bring a more significant complement of pharmacy software, as well as the transaction business to our combined salesforces to bring a sort of one McKesson approach, including the Per-Se assets to pharmacy.
To the point of physician office software, the software that was delivered by our previous McKesson software product was suited, as I mentioned, primarily to large practices in sort of a hospital out strategy. The software developed and delivered by Per-Se to physician practices, frankly, is an easier to implement smaller scale (technical difficulty)— type of product (technical difficulty)—. It really allows us to deliver value in that kind of a fashion and focus on the integration of those products through the medical-surgical salesforce, for example, to help deliver (technical difficulty)—.
So thank you for that question. On the cost side, the opportunities I think are significant. Certainly there are cost saving opportunities for us in just typical public company kinds of activities. As I mentioned, there is significant business overlap in almost every segment of Per-Se. Where we have an existing business, we do receiveable outsourcing in McKesson that we do all the software businesses in McKesson, and really the only business that Per-Se brings to us where we don’t have an existing footprint is the pharmacy transaction business, or the old NDC switch business.
Next question, please.

Operator
Steve Halper.

Steve Halper Analyst
Just to follow-up on the EnterpriseRx subject, John, how do you feel about the development process of the product right now? And do you think the product requires more investment and more time before it hits full stride, or are you pass that stage at this point?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, you know clearly our teams have looked at the product and its development and its go-to-market readiness and its strategy. I would tell you at a high-level we believe most of the investment in that product is behind us and has been. Much of that investment probably was made actually by NDC prior to Per-Se acquiring NDC.
So we think that the product is already being implemented in a large-scale in areas that will lead to large-scale implementation. Many customers have reviewed the product and have chosen to buy the product. Although it might be pending implementation, we think there is a great future in front of us.

Steve Halper Analyst
Great. So do you think branding it as a McKesson product, does that enhance the attractiveness of the product? And also we have heard some rumors that there is some competition that is kind of rolling out in Enterprise product as well. If you could comment on both of those, that would be great.

John Hammergren - McKesson Corporation — Chairman & CEO

Final Transcript
Well, I think that the McKesson branding does a couple of things. The first thing it does is bring a much bigger organization, both a field sales organization, as well as a development and support organization behind the product. So I think we instantly add credibility to the decision for customers who are looking at these types of products.
The second thing, frankly, is our ability to continue to invest over the long-haul. Our customer base in particular when they make software decisions want to make sure they are making decisions with companies that have the ability to stay current with a product, to release new revisions in the product and to be there. Particularly if you are a large retail chain type of customer, you are making a big decision and you are making a decision that will likely last a decade or more, and you want to make sure you are doing those investments with partners that have the staying power to make it happen.
As to the competition, the competition in the segment obviously came from McKesson in the small independent pharmacies. There are a lot of people out there that have pharmacy information systems types of products, so it is a competitive environment. But we do believe that McKesson brings a force to the marketplace that probably sets us aside, sets us apart uniquely both the salesforce and marketing power that we have and the channel relationships that we have, but also, as I mentioned, sort of the financial strength that we bring to the segment.

Operator
Larry Marsh.

Larry Marsh - Lehman — Analyst
Lehman. Good morning and I know that was not a prophetic sound effect earlier during Lisa’s question at all, but I really wanted to comment, John, and ask you about two things. First of all, are you in a position to talk about how long you have pursued this opportunity, and was it triggered in terms of your discussion with Per-Se with the NDC assets earlier this year?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, I guess that McKesson has been an active participant sort of in the partnering and acquisition area for some time. I think that we have a responsibility to continue to keep our eyes open for opportunities as they exist. NDC went through a pretty public process of a transaction, and frankly, all of NDC was not of interest to us. Primarily the portion that we pick up through this acquisition was of interest to us.
Per-Se and NDC also both had some growing pains to go through, and we watched them go through those growing paints, and I think as we see the evolution of the Company and the evolution of our strategy, we thought now was a very appropriate time for us to make this deal happen. As you might imagine, we have relationships with these companies at multiple levels, and clearly having both of these companies based in Alpharetta, Georgia creates some unique relationships as well.

Larry Marsh - Lehman — Analyst
Right. Just secondly, just remind us who within Per-Se is going to be staying on, or is that yet to be determined? And again, how will this be structured under Pam’s organization? Specifically is most of this falling under Duncan’s purview, or is it going to be divided up by segment or more specifically?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, clearly those are good questions, and we have some preconceived notions and early thinking on much of this. I think that our goal here, however, is to make sure that we have had sufficient time to develop a strategy in concert with the folks from Per-Se. There is a great management team there and a great set of resources, and obviously it would make sense for us to work closely with them to make sure we’ve got a go-forward strategy that makes sense.
Our synergy number, however, is built with definite detail in it, and we believe if anything we can only hope to improve on those forecasted expectations.

Final Transcript

Larry Marsh - Lehman — Analyst
And just a clarification then on the assumed I guess neutral to slightly dilutive, it sounds like you are assuming a vast majority of this purchase price would be allocated to intangibles amortized over a pretty short period of time. Are you getting any more detail at this point on what you are anticipating and how they could change upon closing?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, Jeff is sitting here. Maybe I can have him expand a little bit on that, as well as some of the other financial assumptions that we have in the guidance here.

Jeff Campbell - McKesson Corporation — CFO & EVP
Larry, I think when you look at that comment about the first year being neutral to marginally dilutive, excluding the various onetime items, this, of course, will have some restructuring charges and things. There is really two factors that I would say are unrelated to the real operating performance of the business that drive that range. The first and most important, of course, is the intangible amortization assumption. As you know, just from a process perspective, we won’t really lock in what that number is until we get closer to the actual close of the transaction. And as we do that, we will give you lots of detail.
What we have assumed, however, in the modeling that drives the result or the numbers we talked about in the press release is that number in the first couple of years would be around $60 million a year.
So that is a non-cash charge. I think it is important to think about the fact that overall Per-Se is a very strong cash generating business and also comes with a significant NOL that we will be able to utilize. But that intangible assumption, which is all it is for now, is a pretty key driver of that first-year result.
The other thing to keep in mind is that we will finance this transaction through some mixture of existing cash and probably a little bit of new debt. To the extent we use more balance sheet cash, that will push us towards the neutral end of things for the first year, and to the extent we use a little less balance sheet cash, it will push us in the other direction.

Larry Marsh - Lehman — Analyst
And you are assuming that you would be able to utilize the NOL immediately upon close, and what impact would that have on your overall tax rate? I guess modest?

Jeff Campbell - McKesson Corporation — CFO & EVP
Well, remember our use of the NOL is not so much an accounting issue as a cash issue. So we do assume that we will be able to utilize a good chunk of the NOL in the first couple of years of the transaction, and that cash impact is baked into our view of the economics. That does not have an impact on the reported tax rate that we will show in the next couple of years.

Larry Marsh - Lehman — Analyst
I see. Okay. Great. Thanks.

Operator
George Hill.

George Hill - Leerink Swann — Analyst

Final Transcript
Leerink Swann. Most of my questions to have been asked. I guess the first thing I will ask, John, is do you know what the EMR penetration is inside of Per-Se’s physician practice customer base?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, I think that is one of the opportunities we see going forward, frankly, is to bring a higher level of automation and clinical execution to that installed customer base. Most of these smaller physician practices have yet to make any EMR decisions, and we think the combination of relay, along with our Horizon Ambulatory products, will provide both the EMR capabilities that we are looking for, as well as the physician/patient connectivity that allows for eVisits that are reimbursed by the payors, allows for electronic prescribing, etc. that will really drive some value in that existing 100,000 plus physician customer base.

George Hill - Leerink Swann — Analyst
Okay. And then just one operational question. I guess I just want to know how you guys think about this. McKesson tends to be like a conglomerate of healthcare businesses, and Per-Se is kind of an amalgam of different healthcare businesses and services. Do you plan to bring Per-Se into McKesson first and then break it up and integrate it into McKesson’s component parts or kind of pull Per-Se apart before you integrate it into McKesson’s different business segments?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, clearly I don’t want to get ahead of ourselves here. We have not had an opportunity like I have said to spend a lot of time talking about the integration aspects or the assumptions around the integration aspects with the Per-Se management team. I would, however, say that it is probably fair to assume that we probably operate this business like we operate the rest of the McKesson businesses, and to the extent that we get leverage, a lot of that leverage is driven out of combining like-for-like assets inside the new McKesson/Per-Se footprint.

Operator
Sandy Draper.

Sandy Draper Analyst
Again, most of mine have also been answered. Just a few follow-ups, and you may have just answered by saying it is too early in the integration side. But you mentioned that you will obviously have three facilities. You have got Per-Se in Alpharetta, you guys are up in Alpharetta, and then the old NDC building pretty close by. At some point is that a consolidation opportunity?
And then the second point or question would be on the sales side, do you see keeping separate salesforces or adding these — our new services and products to go within your salesforce? And I think especially on the EnterpriseRx side, is that something that you basically want — it comes more of a c-level sale, and so you’re going to get sort of the larger folks together on the McKesson side really trying to penetrate that base? Is that something you’re pretty much going to leave alone?

John Hammergren - McKesson Corporation — Chairman & CEO
Clearly we are a very rapidly growing organization, particularly in the MPT side of our business in Alpharetta. Our provider technology business is continuing to hire and build out its organization, both in sales and marketing, as well as in some of the support positions. And so, what this merger really allows us or acquisition allows us to do is to look at the best people in the organizations, both organizations and make sure that they have got a career in front of them here at McKesson and plenty of opportunity to grow and to stay focused on what is delivering great value to the enterprise thus far.
You did mention the three predecessor companies are all based in Alpharetta, Georgia. That is a point of synergy for us. Some of that will be, frankly, cost synergy on facilities, etc., and part of it will be on synergy in terms of being able to move our people to the right positions, both Per-

Final Transcript
Se people as well as McKesson people, without having to go through the strain and stress of physical relocation or family relocations. So we are very excited about the ability to get great value out of the existing Per-Se workforce.
As it relates to particularly the sales and marketing organizations of the enterprises, that is typically a place we don’t go for cost savings. If you look at even the D&K integration, I think we kept 100% of the sales and sales management team, and that facilitated virtually 100% retention of that customer base. So we typically like to build on the sales and marketing structures. We would like to build on the R&D and development and innovation structures. We try to take waste out and improve productivity in many of the other areas, and we try to continue to drive those close ongoing customer relationships. But having everybody in the same town in Alpharetta certainly should be additive to our integration strategy.

Sandy Draper Analyst
Okay. Great. One maybe quick follow-up. In terms of the — well, actually I think you already answered the other question, so thanks.

Operator
Robert Willoughby.

Robert Willoughby - Bank of America — Analyst
Bank of America. John, basically you kind of answered this, but it sounds like you’re not seeing any synergy then with Verispan. NDC undid that business. You are not attempting to rebuild it?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, we’re certainly attempting to build Verispan. We are not attempting to build through this acquisition something that competes with Verispan. And as you mentioned, NDC actually sold that asset off to Wolters Kluwer prior to or contemporaneous with the sale of NDC’s remaining assets to Per-Se. We have been primarily focused on those assets that Per-Se purchased, and we probably, if we had bought all of NDC, would have pursued the same strategy that we are currently pursuing, which is the building of the venture inside of Verispan.

Robert Willoughby - Bank of America — Analyst
Right. Okay and I guess with the deal — I am out of strategic ideas for you. About the only remaining comment I would have is that you are still painfully undelivered. Can we expect ultimately a bolder statement on share repurchases than just the portfolio management comment going forward?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, Robert, we’re clearly focused on making sure this deal is appropriate for our shareholders, and we create great value out of it. As I mentioned in my opening comments, we don’t plan at all to step away from our earlier commitments around a portfolio approach and using all of the tools that are available to us. We have never indicated an interest in doing a really bold onetime large share repurchase, but you should expect our share repurchase activity to continue.

Operator
[Dean Osaski].

Dean Osaski - Credit Suisse — Analyst
Credit Suisse. Just a few questions about the deal and the run-up to the deal. First, is there a breakup fee in this transaction?

Final Transcript

John Hammergren - McKesson Corporation — Chairman & CEO
Yes, there is a standard breakup fee, but most of this will be available here shortly as we file our proxy. That is probably the best place to go to look for this information.

Dean Osaski - Credit Suisse — Analyst
No, I understand. I was just trying to get a sense of — I mean this is a cash deal for Per-Se. I mean was there a process? Was ValueAct involved with it? I mean it does seem — it was interesting that you had locked up their vote in this transaction. I just wanted to understand how this all came about. Have you been talking for awhile, or is there a process being run by them on the Per-Se side?

John Hammergren - McKesson Corporation — Chairman & CEO
Well, I think the press release really highlights why we pursued this deal and how we pursued it. I think clearly the press release also talks about ValueAct, and I would say that in all of these transactions, the responsibility is to do this in the best interests of the shareholders, and that is why Per-Se chose to do what they did, and we chose to do what we did. But the proxy, as I said, will be out shortly, and more detail around the entire process will be available in that document.
Great. Well, thank you for your questions, and I want to thank everyone for their time this morning. Clearly we are excited about this transaction. It is great for our shareholders. It’s great for the combined employees of both companies, and we certainly think that it is great for our customers who will get even more value out of their relationship with McKesson.
Have a great day and thank you for attending the call.

Operator
Thank you. That concludes today’s conference. You may now disconnect from the audio portion.

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